Exhibit 10.14

Change in Director Compensation

Non-employee directors of PNM Resources, Inc. (the “Company”) receive their annual retainer in the form of cash and stock-based compensation as determined by the Company’s Board of Directors.   At the December 2008 Board meeting, the Board approved increasing the 2009 annual retainer from the 2008 annual retainer reported in the Company’s 2008 Proxy Statement by (1) increasing the amount of restricted stock rights from 1,750 to 2,500 and decreasing the amount of options from 1,050 to 1,000; (2) increasing the non-audit chair fees from $4,000 to $5,000; and (3) increasing the meeting attendance fees from $0 to $1,750 per Board meeting and from $1,250 to $1,500 per Board committee meeting.  No changes were made to the annual cash retainer of $35,000 or to the Annual Audit and Ethics Committee Chair Fee of $10,000.  Thus, the 2009 annual retainer for non-employee directors is as follows:

Annual Retainer:	$35,000, 1,000 stock options* and 2,500 restricted stock rights*

Annual Committee Chair Fee:	$ 5,000 paid in quarterly installments (in addition to meeting attendance fees), except that the Annual Audit and Ethics Committee Chair Fee is $10,000

Attendance Fees: (no attendance fee for teleconference meetings less than 1 hour in duration)	$ 1,750 per Board meeting $ 1,500 per Board Committee meeting

* Stock options and restricted stock rights granted under the Company’s Omnibus Performance Equity Plan (“PEP”) each vest in three equal annual installments beginning on the first anniversary of the grant date.  These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company’s securities as specified in the Company’s Insider Trading Policy.  As set forth under the Company’s Stock Option Grant Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period.  The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period.  The exercise price of the stock option is equal to the closing price of the common stock on the New York Stock Exchange on the date of the grant.   The PEP prohibits option re-pricing.

Directors are also reimbursed for any Board-related expenses.